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                                    Exhibit 5
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October 23, 2003

Lucent Technologies Inc.
600 Mountain Avenue
Murray Hill, NJ 07974

Dear Ladies and Gentlemen:

         I am the Senior Vice President, General Counsel and Secretary of Lucent Technologies Inc., a Delaware corporation (the "Company"), and have acted in such capacity in connection with preparation of a registration statement on Form S-8 to be filed by the Company with the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended. The registration statement relates to 170,000,000 shares of common stock, par value $.01 per share, of the Company (the "Shares"), which may be offered and sold by the Company under the Lucent Technologies Inc. 2003 Long Term Incentive Program (the "Plan"). Under the terms of the Plan, the Shares may be authorized and unissued shares, treasury shares, or shares purchased on the open market or otherwise.

         In connection with the foregoing, I or attorneys on my staff have examined originals or copies, identified to my satisfaction, of such documents, corporate records, instruments and other relevant materials as I have deemed advisable. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as copies, and the authenticity of the originals of such copies. In addition, I have relied upon certificates of public officials, of officers and representatives of the Company, and have made such examination of statutes and decisions and reviewed such questions of law as I have considered necessary or appropriate. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

         Based on the foregoing, I am of the opinion that all proper corporate proceedings have been taken so that any Shares to be offered and sold, which are of original issuance, upon sale and payment therefor in accordance with the Plan and the resolutions of the Board of Directors relating to the offering and sale of common shares under the Plan, will be validly issued, fully paid and nonassessable.

         I am admitted to practice in the State of New York and the District of Columbia, and I express no opinion as to matters governed by any laws other than the laws of the State of New York, the Corporate Law of the State of Delaware and the Federal laws of the United States of America.

         I hereby consent to the filing of this opinion with the SEC in connection with the registration statement referred to above.

                                            Very truly yours,

                                            /s/ Richard J. Rawson
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                                            Richard J. Rawson
                                            Senior Vice President, General
                                            Counsel and Secretary